EXHIBIT 99.1

Volition Signs Exclusive $28 million License and Supply Agreement with Heska Corporation to Distribute Nu.Q® Vet Cancer Screening

Test at the Point of Care

AUSTIN, Texas, March 29, 2022 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”), a multi-national epigenetics company, has announced the signing of an exclusive global supply and licensing agreement with Heska Corporation (NASDAQ: HSKA) (“Heska”) to sell its Nu.Q® Vet Cancer Screening Test at the point of care for companion animals. Heska is a leading global provider of advanced veterinary diagnostics.

In exchange for granting Heska these exclusive worldwide rights to sell the Nu.Q® Vet Cancer Test, Volition will receive:

•	a $10 million upfront payment on signing, and
•	up to $18 million based upon the achievement of near/mid-term milestones.

Volition’s licensing agreement with Heska grants exclusive rights to commercialize the Nu.Q® Vet Cancer Screening Test for canine cancer screening and monitoring at the point of care. It also enables Heska to access a wider test menu for companion animals, including feline cancer.

In addition, Volition has granted Heska non-exclusive rights to sell the Nu.Q® Vet Cancer Screening Test in kit format for companion animals, through Heska’s network of central reference laboratories.

An interview with Dr. Tom Butera, Chief Executive Officer, Volition Veterinary and Kevin Wilson, President and Chief Executive Officer, Heska Corporation.

https://youtu.be/kzIM1Gfky1I

Volition’s Nu.Q® Vet Cancer Screening Test will operate on Heska’s proprietary Element i+ Immunodiagnostic Analyzer, a point of care platform. By running Nu.Q® Vet Cancer Screening Test on Heska’s proprietary analyzers and tests, veterinarians will be able to screen millions of pets for some of the most common cancers to provide critical information to pet families accurately, cost effectively, and conveniently at the point of care. Heska’s Nu.Q® Vet Cancer Screening Test targets one of the most critical challenges in pet healthcare.

“We are thrilled to announce this agreement with Heska, a company dedicated to developing the next generation of rapid, highly affordable, point-of-care diagnostics for companion animals,” commented Dr. Tom Butera, Chief Executive Officer of Volition Veterinary Diagnostics Development LLC. “We estimate the total addressable market worldwide for cancer screening and monitoring in canines and felines to be approximately $11 billion and growing. As such, we want to make our Nu.Q® Vet Cancer Screening Test as accessible as possible to veterinarians around the world, ensure cancer is detected earlier, and improve outcomes for pets and pet owners. Working with Heska, and its global network will enable us to do just that. I am delighted Heska shares our vision of keeping tests very affordable, and we look forward to fostering a successful relationship together and generating ongoing revenue by providing kits and key components to veterinarians around the world.”

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“Heska is committed to delivering market-leading technologies to veterinarians through targeted research and development investments and strategic partnerships to get the most urgent innovations into veterinarians’ hands quickly,” commented Kevin Wilson, Heska’s Chief Executive Officer and President. “The accurate, affordable, fast and non-invasive Nu.Q® Vet Cancer Screening Test is exactly such an innovation and is a perfect addition to our Heska test menu, which we believe is now the most complete, differentiated and cutting-edge point of care diagnostics solutions stack available for pet healthcare professionals and pet families. With the new Heska Nu.Q® Vet Cancer Screening Test millions of pets will have access to critical cancer screening and monitoring instantly, and at the point of care, to catch, treat and drive recovery from cancers earlier and with much better healthcare outcomes and peace of mind.”

Mr. Wilson continued, “Delivering the best care means finding and treating conditions as early as possible in pets who cannot speak for themselves;  we must become the voice of the pet to help guide their caregivers. Upon commercialization, which could begin as early as late 2022, we believe our Heska Nu.Q® Vet Cancer Screening Test will allow veterinarians across the globe to detect cancer early, in the clinic, in minutes, and for under $50 to support clinical decisions during annual check-ups, regular wellness exams, healthcare interventions, treatment cycles, and remission. Additionally, we see a clear path to developments covering cat cancers and for inclusion of Nu.Q® cancer results on multiplexed Heska panels with other key diagnostics relied upon by veterinarians. Leading in cancer will do a great amount of good and I anticipate will accelerate Heska’s 2023 and beyond financial performance even faster than I previously expected.”

The Veterinary Cancer Society estimates one in four dogs and nearly 50% of dogs over the age of 10 will develop cancer. According to the National Cancer Institute, in the U.S. approximately six million new cancer diagnoses are made in dogs each year.

Volition is developing simple, easy-to-use, cost-effective blood tests to help diagnose and monitor a range of life-altering diseases including cancer in both humans and animals. For more information about Volition’s Nu.Q® technology go to: www.volition.com

Notes to editors:

Findings from two studies conducted by Volition and Professor Wilson-Robles and her team at Texas A&M University, peer-reviewed and published in 2021, showed that:

•	Volition’s Nu.Q® Vet Cancer Screening Test detected 77% of lymphoma at 97% specificity versus control including all stages of lymphoma.
•	Volition’s Nu.Q® Vet Cancer Screening Test detected 82% of hemangiosarcoma at 97% specificity versus control including stages I through III of hemangiosarcoma.

Volition introduced its Nu.Q® Vet Cancer Test via a beta launch in collaboration with Texas A&M University in late 2020 and more recently appointed SAGE Healthcare as a non-exclusive licensee and distributor for Singapore ensuring wide access to Volition’s Nu.Q® Vet Cancer Screening Test.

About the market

•	According to the National Cancer Institute, approximately 6 million new cancer diagnoses are made in dogs each year.
•	The Veterinary Cancer Society estimates 1 in 4 dogs will develop cancer at some point, and almost 50% of dogs over age 10 will develop cancer.
•	Approximately 470 million dogs live as pets worldwide and a 2021 U.S Morgan Stanley / AlphaWise survey found that 69% of respondents “strongly agree” that their pets are important members of the family.
•	The Morgan Stanley / AlphaWise report also projected the pet care industry will reach $275 billion in 2030, reflecting an 8% topline compounded annual growth rate.
•	A 2021 survey by VetSuccess also showed Pet Patient Visits have increased by 5.1% with strong growth in particular for wellness visits (up 5%-7%).

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About Heska

Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through its two business segments: North America and International. Both segments include Point of Care Lab testing instruments and consumables, digital imaging products, software and services, data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The North America segment also includes private label vaccine and pharmaceutical production under third-party agreements and channels, primarily for herd animal health. For more information, please visit www.heska.com.

About Volition

Volition is a multi-national epigenetics company that applies its Nucleosomics™ platform through its subsidiaries to develop simple, easy to use, cost effective blood tests to help diagnose and monitor a range of life-altering diseases including some cancers and diseases associated with NETosis such as sepsis and COVID-19. Early diagnosis and monitoring have the potential to not only prolong the life of patients, but also to improve their quality of life. The tests are based on the science of Nucleosomics™, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid - an indication that disease is present. Volition is primarily focused on human diagnostics and monitoring but also has a subsidiary focused on animal diagnostics and monitoring.

Volition’s research and development activities are centered in Belgium, with an Innovation laboratory in California and additional offices in Texas, London and Singapore, as the company focuses on bringing its diagnostic and disease monitoring products to market.

Media Enquiries:

Louise Batchelor/Debra Daglish, Volition, mediarelations@volition.com +44 (0)7557 774620

Jon Aagaard, Heska, investorrelations@heska.com +1 970-617-8399

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Safe Harbor Statement

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements. These forward-looking statements relate to, among other topics, Volition’s estimated market opportunity, Volition's expectations related to the potential benefits under the License and Supply Agreement with Heska, including the payment of upfront and future milestones and purchases of kits and key components, the effectiveness of Volition’s blood-based diagnostic, prognostic and disease monitoring tests, and Volition’s ability to develop and successfully commercialize such test platforms for early detection of cancer and other diseases as well as serving as a diagnostic, prognostic or disease monitoring tools for such diseases. Volition’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties, including, without limitation, results of studies testing the efficacy of its tests. For instance, if Volition fails to develop and commercialize diagnostic, prognostic or disease monitoring products, it may be unable to execute its plan of operations. Other risks and uncertainties include Volition’s failure to obtain necessary regulatory clearances or approvals to distribute and market future products; a failure by the marketplace to accept the products in Volition’s development pipeline or any other diagnostic, prognostic or disease monitoring products Volition might develop; Volition’s failure to secure adequate intellectual property protection; Volition will face fierce competition and Volition’s intended products may become obsolete due to the highly competitive nature of the diagnostics and disease monitoring market and its rapid technological change; downturns in domestic and foreign economies; and other risks identified in Volition’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Volition files with the Securities and Exchange Commission. These statements are based on current expectations, estimates and projections about Volition’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics™ and Nu.Q® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this press release are the property of their respective owners. Additionally, unless otherwise specified, all references to “$” refer to the legal currency of the United States of America.

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